Exhibit 10.33

AMENDMENT NO. 1 TO AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”), effective as of December 19, 2011 (the “Amendment Effective Date”), is entered into by and between Coronado Biosciences, Inc., a Delaware corporation with an office at 15 New England Executive Park, Burlington, MA 01803 (“Company”), and Bobby W. Sandage, Jr., Ph.D. (the “Executive”). Company and Executive are each sometimes referred to herein as a “Party” and collectively referred to herein as the “Parties”.

W I T N E S S E TH:

WHEREAS, the Parties entered into an Employment Agreement effective as of March 30, 2011 (the “Agreement”);

WHEREAS, the Parties mutually desire to amend the Agreement on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions and References. Except as set forth herein, capitalized terms not otherwise defined or amended in this Amendment shall have the meaning ascribed to them in the Agreement.

2. Amendments to the Agreement. Effective as of the Amendment Effective Date, Section 3.3 (i) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(i) Subject to Executive’s continued employment, upon (or as soon as administratively practicable following) the Board’s (or a duly-authorized committee’s) determination that the Market Capitalization (as defined below) of the Company has, for the first time, exceeded One Hundred Twenty-Five Million Dollars ($125,000,000) for a period of thirty (30) consecutive trading days during the Term and the average trading volume of the Company’s common stock (the “Common Stock”) during such period is at least Fifty Thousand (50,000) shares per trading day (the “First Capitalization Milestone”), then the Company shall pay to the Executive a one time cash bonus of One Hundred Thirty Seven Thousand, Five Hundred Dollars ($137,500), subject to standard payroll deductions and withholdings.”

3. Other.

(a) Effect of Amendment. From and after the Amendment Effective Date, all references to the Agreement shall mean the Agreement as amended by this Amendment.

(b) Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures to this Amendment transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Amendment shall have the same effect as physical delivery of the paper document bearing original signature.

(c) Entire Amendment. This Amendment contains the entire understanding of the Parties with respect to the subject matter of this Amendment. All express or implied agreements and understandings, either oral or written, made on or before the Amendment Effective Date, with respect to the subject matter of this Amendment are expressly superseded by this Amendment. This Amendment may be amended, or any term hereof modified, only by a written instrument executed by all Parties.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

Coronado Biosciences, Inc.

By:	/s/ Dale Ritter
Name: Dale Ritter
Title: Senior Vice President, Finance, Chief Accounting Officer

Executive:

/s/ Bobby W. Sandage, Jr.
Bobby W. Sandage, Jr., Ph.D